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Part II   OTHER INFORMATION

Item 4 - Submission of Matters to a Vote of Security Holders.

     (a)-The annual meeting of shareholders was  held May 27, 1994.

     (b)-Directors elected at the meeting:  Carol A. Farmer, Leonard G. Herring, Robert G.
     Schwartz, Jack C. Shewmaker.
     -Incumbent Directors whose terms expire in subsequent years are:  William A. Andres,
     John M. Belk, Gordon E. Cadwgan, Petro Kulynych, Russell B. Long, Robert L.
     Strickland.

     (c)-The matters voted upon at the meeting and the results of the voting were as follows:

     (1) Election of Class II Directors:               FOR           WITHHELD
           Carol A. Farmer                         122,195,938       965,316
           Leonard G. Herring                      122,314,878       846,376
           Robert G. Schwartz                      122,299,343       861,911
           Jack C. Shewmaker                       122,288,127       873,127

     (2) Proposal to approve an amendment to the Company's Restated and Amended Charter increasing authorized Common Stock to 700 million shares:  For 106,727,235,  Against
     15,795,129,  Abstain 638,890.
     (3) Proposal to approve amendments to the Company's 1985 Stock Option Plan to increase shares available for issuance by 1,000,000 shares, to authorize the grant of stock appreciation rights, stock awards and incentive awards, and to extend the term of the
     Plan to January 30, 2004:  For 115,354,629,  Against 7,250,927,  Abstain 555,698.
     (4) Proposal to approve the Directors' Stock Incentive Plan and authorize the issuance of up to 25,000 shares of Common Stock under the Director's Stock Incentive Plan:  For
     115,452,557,  Against 6,873,968,  Abstain 834,729.
     (5) Proposal to approve the appointment of Deloitte & Touche as the independent certified public accountants of the company: For 122,598,482, Against 196,740, Abstain 366,023.

                             SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             LOWE'S COMPANIES, INC.

                                             \s\    Richard D. Elledge
Date      September 26, 1994
                                             Richard D. Elledge,
                             Vice President and Chief Accounting Officer

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